Exhibit 23.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports as follows:

•	our audit report dated March 11, 2014 with respect to the combined balance sheets of City Office REIT, Inc. Predecessor as of December 31, 2013 and 2012 and the related combined statements of operations, changes in equity and cash flows for each of the years in the two year period ended December 31, 2013 and the financial statement schedule III for the year ended December 31, 2013;

•	our audit report dated March 6, 2014 with respect to the balance sheet of City Office REIT, Inc. as of December 31, 2013;

•	our audit report dated March 11, 2014 with respect to the balance sheets of ROC-SCCP Cherry Creek I, LP as of December 31, 2013 and 2012 and the related statements of operations, changes in partners’ capital and cash flows for each of the years in the two year period ended December 31, 2013;

•	our audit report dated January 9, 2014 with respect to the statement of revenue and certain expenses of Washington Group Plaza for the year ended December 31, 2012; and

•	our audit report dated January 9, 2014 with respect to the statement of revenue and certain expenses of Corporate Parkway for the year ended December 31, 2012,

all incorporated herein by reference.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

May 5, 2014

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.